MATTERS SUBMITTED TO A VOTE OF SHAREHOLDERS
            RESULTS OF COMPLEX-WIDE SHAREHOLDER MEETING
                       October 31, 2006
                         (Unaudited)

 At a special meeting of shareholders of Phoenix Series
Fund (the "Trust") held on October 31, 2006, shareholders voted on the following proposals:

1.	To elect eleven Trustees to serve on the Board of
Trustees until the next meeting of shareholders at which Trustees are elected (Proposal 1).

2.	To ratify the appointment of PricewaterhouseCoopers
LLC as the independent registered public accounting firm for the Trusts (Proposal 7).


Number of Eligible Units Voted:

                              For			Against
1.	Election of Trustees

E. Virgil Conway         1,236,063,273		47,419,481
Harry Dalzell-Payne      1,236,320,567		47,162,188
Daniel T. Geraci         1,237,109,039		46,373,716
Francis E. Jeffries      1,236,034,841		47,447,914
Leroy Keith, Jr.         1,237,017,088		46,465,666
Marilyn E. LaMarche      1,236,375,487		47,107,268
Philip R. McLoughlin     1,236,798,170		46,684,585
Geraldine M. McNamara    1,238,360,709		45,122,046
James M. Oates           1,238,160,217		45,322,538
Richard E. Segerson      1,238,201,124		45,281,631
Ferdinand L. J. Verdonck 1,237,834,523		45,648,231


2.	To ratify the appointment of PricewaterhouseCoopers
LLC as the independent registered public accounting firm

            For           Against            Abstain
       1,237,325,120     17,580,644         28,576,990


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          MATTERS SUBMITTED TO A VOTE OF SHAREHOLDERS
                RESULTS OF SHAREHOLDER MEETING
                        June 27, 2006
                         (Unaudited)

 At a special meeting of shareholders of Phoenix Capital
Growth Fund and Phoenix Mid-Cap Growth Fund (the "Funds") held on June 27, 2006, shareholders voted on the following proposals:

1.	To approve a Subadvisory Agreement between Phoenix Investment
Counsel, Inc. ("PIC") and Harris Investment Management, Inc. for each of the Funds.


Number of Eligible Units Voted:

             FOR            AGAINST           ABSTAIN

1.	Approve new Subadvisory Agreement for Phoenix Capital Growth Fund

         241,972,908       7,623,774         9,999,617

	Approve new Subadvisory Agreement for Phoenix Mid-Cap Growth  Fund

          75,567,425       2,020,166         3,771,101